Exhibit 10.1
EXCLUSIVE CONSULTING AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the 7th day of August, 2007 by and between TOTOWA CONSULTING GROUP, INC. a Nevada corporation whose primary business address is 264 Union Blvd., Totowa, NJ 07424 (hereinafter referred to as the “Consultant”) and PREMIERE PUBLISHING GROUP INC., a Nevada corporation whose primary business address is 217 Broadway, Suite 412, New York, NY 10007 (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, the Consultant is in the business of providing consulting services with regard to resolving creditor claims, including debt restructuring, debt reduction and business recapitalization; and

WHEREAS, the Company desires to retain the services of the Consultant on the terms and conditions provided in this Agreement; and

WHEREAS, the Consultant, understanding and accepting the terms and conditions set forth herein, desires to render such services on such terms and conditions; and

WHEREAS, this Agreement shall govern the relationship between the parties from and after the date hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties mutually agree as follows:

1.           Engagement.  The Company hereby retains Consultant as the Company’s exclusive Consultant for the services described in this Exclusive Consulting Agreement and Consultant agrees to act as a consultant to the Company.  The Company shall advise the Consultant of certain claims of creditors (the “Creditors Claims”) and the confirmed debt of each Creditor Claim (“Confirmed Debt”) for which it requires Consultant’s services.  The Consultant, personally, and through delegation to such persons as Consultant deems appropriate, will use its best efforts to negotiate the Creditor Claims and to attempt to effect a reasonable and fair settlement, discharge, or release of Creditor Claims (the “Services”). Consultant has not been engaged to perform, nor will Consultant agree to perform any Services (a) in connection with capital-raising transactions, or (b) which directly or indirectly promote or maintain a market in the Company’s securities. Consultant will consult with the Company on a regular basis with respect to Creditor Claims and the Company shall approve of any final agreement to a creditor.

2.           No Agency, Independent Contractor.   Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action.  Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

3.           Term. The initial term (“Initial Term”) of the Consultant’s Services hereunder shall commence on the date of this Agreement, and shall continue in accordance with the terms of this Agreement for a period of twenty-four (24) months from the date of commencement, subject to termination as provided in this Agreement.  After the expiration of the Initial Term, this Agreement will be automatically extended for additional and successive six (6) month periods, unless either party gives written notice to the other at any time that such next automatic extension shall not occur, in which event the Consultant’s services shall terminate upon the expiration of the then current extended Term. The terms and conditions then in effect at the end of the Initial Term, or any renewal term, shall control during the succeeding renewal term unless otherwise set forth herein or mutually agreed to in writing.

4.           Representations and Warranties.

(a)           By The Company.

(i)           Organization. The Company is duly organized, validly existing and in good standing under the law of the State of Nevada and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company.

(ii)           Authorization of Agreement, Etc.  The execution, delivery and performance by the Company of this Agreement has been justly authorized by all requisite corporate action by the Company; and the Agreement has been duly executed and delivered by the Company. The Agreement, when executed and delivered by the Company, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights an remedies generally, and subject as to enforceability to general principles of equity  (regardless of whether enforcement is sought in a proceedings at law or in equity).

(b)           By Consultant.

(i)           Organization.  The Consultant is duly organized, validly existing and in good standing under the law of the State of Nevada and is qualified to conduct its business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Consultant.

(ii)           Authorization of Agreement, Etc. The execution, delivery and performance by the Consultant of this Agreement has been duly authorized by all requisite corporate action by the Consultant; and the Agreement has been duly executed and delivered by the Consultant. The Agreement, when executed and delivered by the Consultant, constitutes the valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights an remedies generally, and subject as to enforceability to general principles of equity  (regardless of whether enforcement is sought in a proceedings at law or in equity.)

5.           Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)           If the Company fails to make a timely payment for compensation earned by Consultant as it becomes due;

(b)           If the Company shall:

(i)                           apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property;

(ii)                          admit in writing its inability to pay its debts as they mature

(iii)                         make a general assignment or trust mortgage for the benefit of creditors;

(iv)                         file  a  voluntary  petition  in  bankruptcy, or a petition or an answer seeking  reorganization or any arrangement  with  creditors or to take  advantage of any bankruptcy,  reorganization, insolvency, readjustment of debt,  dissolution or liquidation law or  statute,  or an  answer  admitting  the  material  allegations  of a  petition  filed  against it in any  proceeding  under any such law,  take any  action for the purpose of effecting any of the foregoing;

(c)      If an order,  judgment  or  decree  shall be  entered  against  either party by any court of competent jurisdiction, approving  a petition seeking reorganization of such party, or appointing  a receiver,  trustee or liquidator of the party or of all or a  substantial  portion of its assets,  and the same shall not be  dismissed or discharged  within one hundred  eighty (180) days  after notice thereof given by one party to the other;

(d)      If any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of a party, and such judgment, writ, or similar process shall not be released, vacated, or fully bonded within one hundred eighty (180) days after its issue or levy; or

(e)        In the event of a change of control of the ownership of the Company by public offering, merger, acquisition or other corporate transaction.

6.          Remedies of Default.   In the event of default as described in Item 4 above, all consulting services with Company will, at the sole discretion of Consultant, cease and all amounts owed to Consultant shall become immediately due and payable.

7.           Compensation.

(a)           Company shall pay Consultant for the Services rendered hereunder the sum of Four Hundred Eighty Thousand Dollars ($480,000), payable at the rate of Twenty Thousand Dollars ($20,000) per month commencing upon execution hereof and continuing on the first day of each month hereafter during the Initial Term hereof; provided, however, that the Company shall prepay Consultant the initial seven (7) months of Compensation by delivering to Consultant the sum of twenty-eight million (28,000,000) shares of the Company’s restricted common stock $0.001 par value (the “Consultant Shares”) and subject to the restrictions as set forth in the Investor’s Rights Agreement of even date herewith (the “Rights Agreement”), with such shares being earned and non-refundable by Consultant, and which shall be released to the Consultant, immediately upon the execution of this Agreement. During any renewal term hereof, Company shall additionally pay Consultant at the rate of Twenty Thousand Dollars ($20,000) per month, or upon such other terms as the parties hereto agree from time to time. Consultant understands that any shares that are issued pursuant to this Agreement will not have been registered pursuant to the Securities Act, any other federal securities law, any applicable foreign securities law or any applicable state securities or Blue Sky law, that such shares will be characterized as "restricted securities" under the United States securities laws and that under such laws and applicable regulations such shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  Consultant understands and agrees that the certificates representing any shares issued pursuant to this Agreement shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE (“BLUE SKY LAWS”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT AND UNDER SUCH BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH BLUE SKY LAWS IS NOT REQUIRED.”

(b)           Consultant will be issued additional shares of common stock in the event the “Per Share Fair Market Value” of the Common Stock of the Company on the “Measurement Date” is less than the per share value of the compensation as determined under subsection (a) above.  The “Per Share Fair Market Value” shall be the average of the highest closing bid price during the twenty (20) full trading days as published by the OTCBB electronic bulletin board quotation system immediately preceding the Measurement Date.  The “Measurement Date” shall be the six month anniversary of this Consulting Agreement.  In the event additional shares are issued pursuant to this Price Protection provision, such additional shares shall constitute Consultant Shares.

8.           Continual Involvement of the Consultant. The Consultant shall keep the Company informed on the progress of the Consultant’s Services and, in this regard, the Consultant agrees to keep the Company apprised of all material developments at least monthly.  Additionally, the Consultant will provide continuing consulting Services regarding cash flow and debt management, and will be compensated for such Services in such amount and manner as set forth in this Agreement.

9.           The Company’s Obligations Under this Agreement. From the date hereof until the termination of this Agreement, the Company shall: (a) pay to the Consultant Compensation as specified above;  (b) provide the Consultant full and complete access to inspect and appraise its assets and operating location and will disclose and make available to the Consultant or its representatives during regular business hours, all books, agreements, papers and records relating to the financial condition, ownership and operation of the Company as shall be reasonably requested; and (c) without the prior written consent of the Consultant, not disclose the work product of Consultant to any third party unless required by law.

10.           Indemnification. The Company agrees to indemnify, defend and hold harmless Consultant, including Consultant’s members, employees, agents and assigns,, from any and all liabilities, obligation, judgments, awards, settlement payments, deficiencies, penalties, fines, costs, expenses (including, without limitation, attorneys’ and other professional fees and costs), losses and other damages of any kind resulting from any “Covered Claim” (as defined below), except to the extent expressly prohibited by applicable law.  For purposes thereof, “Covered Claim” means any suit, arbitration, action, audit, hearing, proceeding, investigation or claim of any kind that may be asserted against or otherwise involve (whether by subpoena, as a witness or otherwise) Consultant relating in any way to Consultant’s services or activities for or Consultant’s duties (contractual, fiduciary or otherwise) to the company or any shareholder thereof, to any direct or indirect subsidiary of the Company, to any benefit plan or participant thereof of to any other person or entity that Consultant may serve at the request of the Company and any untrue or alleged untrue statement of a material fact contained in a any statement, written or oral, or arising out of or relating to any omission or alleged omission of a material fact required to be stated or necessary to make the statement or statements not misleading.

11.           Confidentiality.  Each party to this Agreement recognizes and acknowledges that they may have access to certain confidential and proprietary information of the other party. Neither party shall disclose any such confidential or proprietary information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, without the other party’s prior written consent.    The term "Confidential Information" does not include information which the receiving Party can demonstrate: (i) Is now or hereafter becomes available in the public domain, to the publishing trade, or within the Internet industry without improper disclosure by the receiving Party; (ii) Is known to the receiving Party at the time of receipt of such information; (iii) Is furnished to the receiving Party by a third party without a violation of this Agreement; (iv) Is the subject of written permission to disclose provided by the other Party; and (v) Is independently acquired or developed by the receiving Party, its employees, agents, affiliates or advisors.

12.           Binding Agreement.  This Agreement constitutes the entire Agreement and understanding between the parties and shall not be modified, altered, changed or amended in any respect unless in writing and signed by both parties.

13.           Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

14.           Severability.  In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.  The Consultant further agrees that such covenants and/or any portion thereof are severable, separate and independent, and should any specific restriction or the application thereof, to any person, firm, corporation, or situation be held to be invalid, that holding shall not affect the remainder of such provisions or covenants.

15.           Notices.  Except as otherwise provided herein, any statement, notice, or other communication that the Company or the Consultant may desire or be required to give to the other shall be deemed sufficiently given or rendered if hand delivered or if sent by registered or certified mail, return receipt requested, or by facsimile transmission, addressed at the addresses hereinafter given or at such other addresses as the other party shall designate from time to time by prior written notice, and such notice shall be effective when the same is received or mailed as herein provided.

COMPANY:	CONSULTANT:
Premiere Publishing Group, Inc.	Totowa Consulting Group, Inc.
264 Union Blvd.
Totowa, NJ 07424
Fax: 973-595-5522

With a copy to:	With a copy to:
Charles A. Koenig Esq
326 S. High Street, Suite 300
Columbus, Ohio 43215
Fax: 614-241-5909

Each party may change its address for receipt of notices under this Agreement from time to time by giving written notice of such change in the manner provided above.

16.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

18.           Headings.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.   This Agreement is executed in _____ County, New Jersey.  Venue for any action or suit brought hereunder or in connection herewith, or relating hereto, shall lie with the federal and state courts of competent jurisdiction located in ______ County, New Jersey.

20.           Contract Terms to be Exclusive.   This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any other agreement executed between them or any representations inducing the execution and delivery hereof or any other agreement executed between them except such representations as are specifically set forth herein and each of the parties hereto acknowledges that it has relied on its own judgment in entering into the same.  The parties hereto further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with its dealings with the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

COMPANY	CONSULTANT
Premiere Publishing Group, Inc.	Totowa Consulting Group, Inc.

By: /s/ Michael Jacobson	By:/s/ Omar Barrientos
Print Name: Michael Jacobson	Print Name: Omar Barrientos
Print Title: President	Print Title: President